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                                                                    EXHIBIT 23.1

            CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors
Pure Software Inc.:

     We consent to incorporation by reference in the registration statement
(No. 333-      ) on Form S-8 of our reports dated January 18, 1996, relating to the consolidated balance sheets of Pure Software Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in Form S-4 (No. 333-08695) of Pure Software Inc.


                                 /s/ KPMG Peat Marwick LLP
                                 _______________________________
                                 KPMG Peat Marwick LLP

San Jose, CA
August 26, 1996